Exhibit 99.1
Vishay Intertechnology Acquires Nexperia’s Newport Wafer Fab for $177 Million

Acquisition Accelerates Vishay’s SiC Production Plans

MALVERN, Pa. — March 6, 2023 — Vishay Intertechnology, Inc. (NYSE: VSH) today announced that it has completed the acquisition of Nexperia’s wafer fabrication facility and operations located in Newport, South Wales, U.K. for approximately $177 million in cash, net of cash acquired.

The Newport wafer fab, located on 28 acres, is an automotive-certified, 200mm semiconductor wafer fab with capacity to produce more than 30,000 wafers per month. The fab is the UK’s largest semiconductor fab with a long history in supplying components to the automotive and industrial markets. Vishay plans to position the facility as a manufacturing excellence center focusing on Net Zero Transformation of decarbonization and electrification.

As a new member of the Compound Semiconductor Cluster in South Wales, Vishay plans to collaborate with local universities and others in the UK to enhance its research and development efforts on power compound semiconductors.

“The acquisition of Newport aligns with the strategic shift the Board envisioned with its decision to appoint new leadership. Under Joel’s leadership, Vishay is making this shift, investing in technologies and incremental capacity to drive faster growth and enhance returns to stockholders. The goal is to prepare Vishay to capitalize on the megatrends of e-mobility, sustainability, and connectivity,” said Marc Zandman, Executive Chairman of the Board.

“With a Vishay-owned fab to qualify and scale our SiC portfolio, we are accelerating our participation in the SiC MOSFETs and diodes marketplace, as desired by our customers,” said Joel Smejkal, President and CEO of Vishay.  “In late 2022, the MaxPower acquisition advanced our SiC intellectual property and MOSFETs product technology.  We are excited to further develop our SiC and GaN technology as a new member of the Compound Semiconductor Cluster in South Wales.”

“We welcome the highly skilled and dedicated employees at the Newport wafer fab into the Vishay family.  Vishay is committed to investing in Newport to grow capacity, and to accelerate our SiC and GaN production and technology development.  We look forward to the contributions of Newport’s employees to our shared success,” added Mr. Smejkal. “With the completion of the acquisition, we are now preparing to share our plans for Newport at our upcoming Investor Day on April 2, 2024.”

The transaction was funded by Vishay with cash on-hand.  To affect the transaction, Vishay acquired a 100% interest in the legal entity Neptune 6 Limited, and its wholly-owned operating subsidiary, Nexperia Newport Limited, which owns and operates the Newport facility. Neptune 6 Limited is expected to be renamed “Vishay UK Holdings Limited” and Nexperia Newport Limited is expected to be renamed “Vishay Newport Limited”.

About Vishay
Vishay manufactures one of the world’s largest portfolios of discrete semiconductors and passive electronic components that are essential to innovative designs in the automotive, industrial, computing, consumer, telecommunications, military, aerospace, and medical markets. Serving customers worldwide, Vishay is The DNA of tech.™ Vishay Intertechnology, Inc. is a Fortune 1,000 Company listed on the NYSE (VSH).  More on Vishay at www.Vishay.com.

Forward Looking Statement
Statements contained herein that relate to the Company's future performance, including capital investment, capacity expansion and cash flow generation, are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words and expressions such as “will,” “expect,” “focus,” “intend,” “committed, “goal” or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause such material variations include: that the fab will not be integrated successfully into the Company’s overall business; that the expected benefits of the acquisition may not be realized; that the fab’s standards, procedures and controls will not be brought into conformance within the Company’s operation; difficulties in transitioning and retaining fab employees following the acquisition; difficulties in consolidating facilities and transferring processes and know-how; the diversion of our management’s attention from the management of our current business; risks of foreign operations, including excessive operation costs, labor shortages, changes in tax rates; changes in foreign currency exchange rates; uncertainty related to the effects of changes in foreign currency exchange rates; difficulties in new product development; changes in U.S. or foreign trade regulations and tariffs, and uncertainty regarding the same; changes in applicable domestic and foreign tax regulations, and uncertainty regarding the same; and other factors that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The DNA of tech™ is a trademark of Vishay Intertechnology.

Contact:

Vishay Intertechnology, Inc.
Peter Henrici
Executive Vice President, Corporate Development
+1-610-644-1300